EXHIBIT 99.1

AT SCHAWK, INC.:                                                                                         AT DRESNER CORPORATE SERVICES:
James J. Patterson                                                                                                              Philip Kranz
Sr. VP and CFO                                                                                                                           312-780-7240
847-827-9494	pkranz@dresnerco.com
jpatterson@schawk.com

SCHAWK ANNOUNCES EARNINGS
FOR FOURTH-QUARTER AND FULL-YEAR 2007

•	Record operating income for full-year 2007
•	Improved net income and earnings per share vs. prior year, as restated
•	Operating cash flow $70 million in 2007 vs. $28 million in 2006
•	Debt to equity reduced to 36.3 percent at year- end 2007
•	Financial statements to be restated

Des Plaines, IL, April 4, 2008—Schawk, Inc. (NYSE:  SGK), one of the world’s leading providers of digital imaging graphic services to the consumer products and brand imaging markets, today reported fourth-quarter and full-year 2007 earnings.

As previously announced, the Company will restate its financial statements for the year and fourth quarter ended December 31, 2006, and therefore, all data and references to the 2006 periods in this release are as restated.  In addition, the financial statements in this press release are subject to the finalization of the audit by the Company’s external auditors.   Full restated financial statements will be included in the Company’s Annual Report on Form 10-K that is expected to be filed later in the month.  All references to per share amounts in the text of this press release represent earnings per fully diluted share amounts.

Income from continuing operations resulted in fourth-quarter 2007 earnings of $0.24 per share compared to income from continuing operations of $0.24 per share in the same period of 2006.

For the twelve months ended December 31, 2007, the Company reported income from continuing operations per share of $1.07 compared to $0.98 per share on the same basis for the same period of 2006.

There were certain items that negatively impacted the fourth quarter of 2007, including $0.03 per share of impairment of intangible assets, $0.03 per share of acquisition due diligence costs written off in connection with an acquisition that was not consummated and $0.02 per share of foreign tax valuation allowances.  Offsetting these negative items was an increase in income from reducing a vacant property reserve of $0.04.  On a net basis, these items reduced earnings per share by $0.04 in the fourth quarter of 2007. (See Non-GAAP table, attached.)

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Schawk Inc. Fourth-Quarter/Full-Year 2007 Financial Results

There were also certain items that negatively impacted the fourth quarter of 2006 including $0.07 per share of acquisition integration and restructuring expenses and a $0.02 per share charge in income taxes for a valuation allowance against a United Kingdom (U.K.) deferred tax asset net of a reduction in other tax liabilities.  Offsetting these negative items was a gain of $0.11 per share from reserve reversals related to the settlement of litigation.  On a net basis, these items increased earnings per share by $0.02 in the fourth quarter of 2006.

The full-year 2007 results included a $0.03 per share gain on the sale of a building in the second quarter in addition to the items noted above from the fourth quarter of 2007.

The full-year 2006 results included certain items that negatively impacted earnings per share as follows - $0.09 per share of acquisition integration and restructuring expenses, and a $0.02 per share charge in income taxes for a valuation allowance against a U.K. deferred tax asset net of a reduction in other tax liabilities.  Offsetting these negative items was a $0.15 per share reserve reversal related to the settlement of litigation in the second and fourth quarters of 2006.  On a net basis, these items increased earnings per share by $0.04 for the year ended December 31, 2006.

Consolidated Results for Fourth Quarter Ended December 31, 2007
Sales from continuing operations in the fourth quarter of 2007 increased $1.3 million, or 0.9 percent, to $141.3 million from $140.0 million in the same period of 2006.  In the 2007 fourth quarter, consumer products packaging accounts, which represent approximately two-thirds of the Company’s total revenue, increased 9.8 percent, advertising and retail accounts decreased 9.3 percent (the decrease was 0.2 percent excluding the retail account the Company lost in the first quarter of 2007 as previously disclosed and excluding the effects of foreign currency) and entertainment accounts decreased 17.9 percent as compared to the fourth quarter of 2006.  Acquisitions contributed 3.6 points to the consumer products packaging increased revenues in the fourth quarter of 2007.  Foreign currency translation reduced consumer products packaging revenue by 1.8 points as compared to the prior-year fourth quarter.  After excluding the impact of acquisitions and foreign currency, organic growth was 8.0 percent in the fourth quarter of 2007 for consumer products packaging accounts.  The strong revenues from consumer products packaging accounts resulted from projects that had been delayed in the third quarter coming into the fourth quarter, as the Company had anticipated.  Entertainment account revenue decreased due to softness in the entertainment industry in the fourth quarter of 2007.

Gross margin from continuing operations was 35.1 percent in the fourth quarter of 2007 and 34.3 percent in the prior-year fourth quarter.

Operating income from continuing operations increased to $16.1 million in the fourth quarter of 2007 from $14.4 million in the prior-year fourth quarter due to lower general and administrative expenses in the fourth quarter of 2007 primarily from lower bonus expense.  Fourth-quarter 2007 operating margin from continuing operations was 11.4 percent compared to 10.3 percent in the 2006 fourth quarter.  Excluding certain items noted above, operating income would have been $16.9 million in the fourth quarter of 2007 as compared to $12.8 million in the prior-year fourth quarter. (See Non-GAAP table attached.)

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Schawk Inc. Fourth-Quarter/Full-Year 2007 Financial Results

Net interest expense in the 2007 fourth quarter was $2.0 million compared to $2.5 million in the prior-year fourth quarter due to a reduction in debt with proceeds from improved operating cash flows in the current period.

The fourth-quarter income tax provision from continuing operations is at an effective rate of 51.8 percent for 2007 compared to 45.8 percent in the 2006 period.  The higher rate in the 2007 fourth quarter reflected the recording of valuation allowances on certain tax receivables and an increase in tax reserves.

Income from continuing operations was $6.8 million in the fourth quarter of 2007 versus $6.4 million in the same period of 2006.

Consolidated Results for Twelve Months Ended December 31, 2007
For the twelve-month period ended December 31, 2007, net sales from continuing operations of $544.4 million decreased $1.7 million, or 0.3 percent, from prior-year net sales of $546.1 million.  Consumer products packaging accounts, which represent approximately two-thirds of the Company’s total revenue, increased 8.3 percent, advertising and retail accounts decreased 13.5 percent (the decrease was 7.8 percent excluding a retail account the Company lost in the first quarter of 2007 as previously disclosed and excluding the effects of foreign currency) and entertainment accounts decreased 4.9 percent as compared to the prior year.  Acquisitions contributed 2.7 points to the increase in consumer products packaging account revenues, and foreign currency translation contributed six-tenths of one percent to the sales increase in 2007.  As a result, organic growth for consumer products packaging accounts was 5.0 percent.  The organic growth in 2007 was as a result of new business wins in 2006 and 2007 as well as a strong finish to the year with consumer products packaging accounts in the fourth quarter.  The decrease in sales in the advertising and retail accounts was due primarily to fewer ad pages being produced in 2007 versus 2006 and the loss of a significant retail account in early 2007.  Entertainment accounts were lower primarily due to softness in the entertainment industry in Los Angeles, particularly in the fourth quarter of 2007.

Gross margin from continuing operations for the twelve months of 2007 was 35.3 percent, as compared to 34.8 percent in the prior-year period.

Twelve-months operating income from continuing operations increased to a record $60.2 million in the 2007 period from $54.9 million in the 2006 period.  For the full year, the operating margin from continuing operations increased to 11.1 percent in 2007 as compared to 10.1 percent in 2006.  The improvement in operating income year over year was due in part to solid operating results in the Company’s U.K operations as a result of the restructuring efforts in 2006.  In addition, the increase in consumer packaging accounts revenue increased operating income in 2007, as these accounts tend to have higher margins than other accounts.  Excluding certain items noted above, twelve-month 2007 operating income would have been $59.8 million as compared to $52.0 million in the twelve months of 2006. (See Non-GAAP table, attached.)

Other income (expense) from continuing operations in the twelve-month period ended December 31, 2007, resulted in net interest expense of $8.9 million, compared to $10.2 million of net

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Schawk Inc. Fourth-Quarter/Full-Year 2007 Financial Results

interest expense in the comparable prior-year period primarily as a result of a reduction of debt with proceeds from improved operating cash flows during the current year.

Income tax expense from continuing operations for the twelve months of 2007 was at an effective rate of 42.3 percent versus 39.8 percent in the 2006 period.  The higher rate in the full-year 2007 period reflected the impact of recording valuation allowances and an increase in tax reserves in the fourth quarter of 2007 as noted above.

Twelve-month income from continuing operations increased to $29.6 million in 2007 from $26.9 million in 2006.

Other Information
Depreciation and amortization expense for the twelve months of 2007 was $21.4 million compared to $22.5 million in 2006.  Capital expenditures for the twelve months of 2007 were $18.1 million compared to $24.7 million in the prior-year period. The decrease in capital expenditures in 2007 is due to lower spending on systems and other equipment as compared to 2006.  Capital expenditures in 2006 were higher than normal as the Company implemented a new accounting and human resources systems and purchased a new printing press for its Los Angeles operation.

The Company’s balance sheet as of December 31, 2007, improved compared to the year ended December 31, 2006, through a $32.6 million reduction in debt.  The percentage of total debt to equity improved to 36.3 percent at the end of 2007 from 53.9 percent at the end of 2006.  In addition, the percentage of total debt to total capital improved to 26.6 percent at December 31, 2007, from 35.0 percent at December 31, 2006.  The Company also had approximately $36.7 million of outstanding borrowings on its $115.0 million revolving credit facility as of December 31, 2007, with availability totaling approximately $78.3 million.

In addition, the Company’s cash flow from operating activities increased to $69.8 million from $28.0 million in the prior year.  The biggest contributor to the improved operating cash flow was the improved collection of accounts receivable resulting in a $24.8 million increase in operating cash flow compared to the prior year.

Internal Control
In connection with the Company’s assessment of internal controls as of December 31, 2007, the Company has determined that it had material weaknesses in internal control over revenue recognition, internal software capitalization, income taxes and entity level controls.  With respect to revenue recognition, the Company disclosed in its third-quarter Form 10-Q that it had significant deficiencies in this area, and that it was attempting to improve the process and controls over revenue recognition by the end of the year.  The Company has been working to improve its process over revenue recognition, but as of December 31, 2007, the Company concluded that the controls over this process were not effective.  The Company intends to eliminate this weakness as well as the other weaknesses in internal control by the end of 2008.

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Schawk Inc. Fourth-Quarter/Full-Year 2007 Financial Results

Management Comments
President and Chief Executive Officer David A. Schawk commented, “From an operating perspective 2007 was a great year, particularly in light of the difficulties experienced in the overall economy.  However, as we announced earlier, the Company discovered certain accounting errors, which cumulatively will require us to restate our financial statements for the first three quarters of 2007, and for the years 2006 and 2005.  The primary errors leading to our conclusion to restate were in the areas of capitalization of costs related to the development of software and the timing of recognition of revenue and costs from software sales.  We are now intensely focused on remedying the related weaknesses in our internal controls and are working diligently to improve our processes, to design effective controls over the areas cited and to add accounting resources as necessary.

“Our operations showed good, solid performance in the fourth quarter and in the full year of 2007.  We had record operating cash flow in 2007 due to increased profitability and a significant improvement in our collection of accounts receivable.  The improved cash flow allowed us to both make acquisitions and reduce our debt.  We made three strategic acquisitions - Benchmark in the U.S., Perks Design / Brand ID in Australia, and Protopak in Canada.  These acquisitions helped to broaden both our service offerings and our geographic reach.  Since these acquisitions were completed between June and October of 2007, they only were able to contribute to the second half of 2007’s results, but should contribute a full year of results in 2008.”

Mr. Schawk continued, “Once again, our fundamental strength – the Schawk vision of world-class service to our clients – has enabled us to deliver strong annual results, including a similar level of revenue in 2007 compared to 2006, despite a difficult economy and the loss of a major retail account in the first quarter of 2007, which impacted 2007 revenue by approximately $13.9 million, or 2.5 percent of sales.  Additionally, our consumer products packaging business continued the strong performance we saw throughout the year.

“Additionally, in 2007, we focused on controlling costs, which helped us improve our operating margin.  Operating income benefited from cost reduction efforts that were completed in 2007 at various operations, especially in Europe.  Furthermore, as always we will be vigilant adopting best practice workflows and technologies to be efficient as possible.”

Mr. Schawk concluded, “We look forward to 2008 and the opportunity to grow our business both organically and through acquisitions where opportunities arise.  Although the economy is uncertain at this time, we are cautiously optimistic about Schawk’s prospects in 2008 for solid revenue and profit growth since two-thirds of our business is with consumer product packaging accounts, which tend to require similar levels of services regardless of economic conditions.”

Conference Call
Schawk invites you to join its fourth-quarter and full-year 2007 earnings conference call today at 10:00 a.m. central time.  Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and chief operating officer, and James J. Patterson, senior vice president and chief financial officer.  To participate in the call, please dial 866-203-3436 or

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Schawk Inc. Fourth-Quarter/Full-Year 2007 Financial Results

617-213-8849 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=1776993.  If you are unavailable to participate on the live call, a replay will be available through April 11, 11:59 p.m. central time.  To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 16315789, and follow the prompts.  The replay will also be available on the Internet for 30 days at the following address:
 http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=1776993

About Schawk, Inc.
Schawk, Inc. is the leading provider of brand management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity. With a global footprint of more than 60 offices, Schawk helps companies create consistent and compelling brand experiences by providing integrated strategic, creative and implementation services across brand touch points. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com

Note:  This press release contains mention of various non-GAAP measures in an effort to better provide an understanding of Schawk's financial performance.  Schawk has provided a reconciliation of GAAP to Non-GAAP numbers as they relate to certain items not related to core operating results in a table on the last two pages of today's press release.

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby.  These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty.  Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, unanticipated difficulties associated with our ability to timely complete our review of the accounting matters described herein and restate our prior period financial statements or the discovery of additional accounting issues which may cause our investors to lose confidence in our reported financial information and may have a negative impact on the trading price of our stock; our ability to remedy known internal control deficiencies and weaknesses and the discovery of future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating the acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and specifically market conditions for the consumer products industry; the level of demand for Schawk's services; loss of key management and operational personnel; our ability to implement our growth strategy; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and  exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in Asia and other foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

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Schawk Inc. Fourth-Quarter/Full-Year 2007 Financial Results

Schawk, Inc.
Consolidated Statements of Operations
Three Months Ended December 31, 2007 and 2006
(Unaudited)
(In Thousands, Except Share Amounts)

	2007	2006
		(Restated)

Net sales	$141,256	$139,970
Cost of sales	91,682	92,001
Selling, general, and administrative expenses	33,486	35,190
Acquisition integration and restructuring expenses	--	3,175
Reserve reversal from litigation settlement	--	(4,751)
Operating income	16,088	14,355

Other income (expense):
Interest income	122	187
Interest expense	(2,156)	(2,653)
	(2,034)	(2,466)

Income from continuing operations before income taxes	14,054	11,889

Income tax provision	7,273	5,440

Income from continuing operations	6,781	6,449

Loss from discontinued operations, net of tax benefit
of $479	--	(689)

Net income	$6,781	$5,760

Earnings per share:
Basic:
Income from continuing operations	$0.25	$0.24
Loss from discontinued operations	--	$(0.02)
Net income per common share	$0.25	$0.22

Diluted:
Income from continuing operations	$0.24	$0.24
Loss from discontinued operations	--	$(0.03)
Net income per common share	$0.24	$0.21

Weighted average number of common and common equivalent shares outstanding:
- Basic	26,987	26,504
- Diluted	27,745	27,421

Dividends per common share	$0.0325	$0.0325

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Schawk Inc. Fourth-Quarter/Full-Year 2007 Financial Results

Schawk, Inc.
Consolidated Statements of Operations
Year Ended December 31, 2007 and 2006
(Unaudited)
(In Thousands, Except Share Amounts)

	2007	2006
		(Restated)

Net sales	$544,409	$546,118
Cost of sales	352,015	356,149
Selling, general, and administrative expenses	132,224	137,995
Acquisition integration and restructuring expenses	--	3,933
Reserve reversal from litigation settlements	--	(6,871)
Operating income	60,170	54,912

Other income (expense):
Interest income	297	467
Interest expense	(9,214)	(10,617)
	(8,917)	(10,150)

Income from continuing operations before income taxes	51,253	44,762

Income tax provision	21,672	17,813

Income from continuing operations	29,581	26,949

Loss from discontinued operations, net of tax benefit
of $851	--	(1,332)

Net income	$29,581	$25,617

Earnings per share:
Basic:
Income from continuing operations	$1.10	$1.02
Loss from discontinued operations	--	(0.05)
Net income per common share	$1.10	$0.97

Diluted:
Income from continuing operations	$1.07	$0.98
Loss from discontinued operations	--	(0.04)
Net income per common share	$1.07	$0.94

Weighted average number of common and common equivalent shares outstanding:
- Basic	26,869	26,393
- Diluted	27,701	27,395

Dividends per common share	$0.13	$0.13

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Schawk Inc. Fourth-Quarter/Full-Year 2007 Financial Results

Schawk, Inc.
Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except Share Amounts)

	December 31, 2007	December 31, 2006
		(Restated)
Assets
Current assets:
Cash and cash equivalents	$11,754	$10,177
Trade accounts receivable, less allowance for doubtful accounts of $2,063 at December 31, 2007 and $4,621 at December 31, 2006	113,215	128,623
Inventories	21,902	22,220
Prepaid expenses and other	12,775	10,548
Deferred income taxes	4,755	8,580
Total current assets	164,401	180,148

Property and equipment, less accumulated depreciation of $89,715 at December 31, 2007 and $78,745 at December 31, 2006	77,083	75,850
Goodwill	249,895	236,972
Intangible assets, net	41,528	35,755
Other assets	4,659	4,425
Total assets	$537,566	$533,150

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$24,465	$25,634
Accrued expenses	54,055	52,100
Income taxes payable	4,754	6,112
Current portion of long-term debt	4,433	2,177
Total current liabilities	87,707	86,023

Long-term debt	105,942	140,763
Other liabilities	23,807	25,095
Deferred income taxes	15,814	16,103

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 29,213,166 and 28,821,875 shares issued at December 31, 2007 and December 31, 2006, respectively; 27,013,482 and 26,620,810 shares outstanding at December 31, 2007 and December 31, 2006, respectively	216	212
Additional paid-in capital	184,110	178,432
Retained earnings	133,630	108,251
Accumulated comprehensive income	15,516	7,431
	333,472	294,326
Treasury stock, at cost, 2,199,684 and 2,201,065 shares of common stock at December 31, 2007 and December 31, 2006, respectively	(29,176)	(29,160)
Total stockholders’ equity	304,296	265,166
Total liabilities and stockholders’ equity	$537,566	$533,150

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Schawk Inc. Fourth-Quarter/Full-Year 2007 Financial Results

 Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In Thousands, Except Share Amounts)

		RESTATED
	Three Months Ended	Three Months Ended
	December 31, 2007	December 31, 2006

Operating income per GAAP	$16,088	$14,355
Plus: Write off of costs for acquisition not consummated (Non-GAAP)	1,145	--
Plus: Impairment of certain intangible assets (Non-GAAP)	1,197	--
Plus: Acquisition integration expenses and restructuring (Non-GAAP)	--	3,175
Less: Reversal of acquired vacant facility reserves (Non-GAAP)	(1,575)	--
Less: Reserve reversal from lawsuit settlements (Non-GAAP)	--	(4,751)
Operating income- Non-GAAP	$16,855	$12,779
Income from continuing operations before income taxes per GAAP	$14,054	11,889
Plus: Write off of costs for acquisition not consummated (Non-GAAP)	1,145	--
Plus: Impairment of certain intangible assets (Non-GAAP)	1,197	--
Plus: Acquisition integration and restructuring expenses (Non-GAAP)	--	3,175
Less: Reversal of acquired vacant facility reserves (Non-GAAP)	(1,575)	--
Less: Reserve reversal from lawsuit settlements (Non-GAAP)	--	(4,751)
Income from continuing operations- Non-GAAP	14,821	10,313

Estimated tax effect of Non-GAAP items	7,677	4,723
Less: Tax adjustments and reserves	(499)	(446)
Income tax provision-Non-GAAP	7,178	4,277
Income from continuing operations-Non-GAAP	$7,643	$6,037

Weighted average number of common and common stock equivalent shares outstanding (GAAP)	27,745	27,421

Earnings per fully diluted share from continuing operations- Non-GAAP	$0.28	$0.22
Less: Tax adjustments per fully diluted share (Non-GAAP)	(0.02)	(0.02)
Less: Write off of costs of acquisition not consummated per fully diluted share (Non-GAAP)	(0.03)	--
Less: Impairment of customer relationship intangible asset per fully diluted share (Non-GAAP)	(0.03)	--
Less: Acquisition integration and restructuring expenses per fully diluted share (Non-GAAP)		(0.07)
Plus: Reversal of acquired vacant facility reserves after tax per fully diluted share (Non-GAAP)	0.04	--

Plus: Reserve reversal from lawsuit settlements after tax per fully diluted share (Non-GAAP)		0.11

Earnings per fully diluted share from continuing operations per GAAP	$0.24	$0.24

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Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In Thousands, Except Share Amounts)

		RESTATED
	Year Ended	Year Ended
	December 31, 2007	December 31, 2006

Operating income per GAAP	$60,170	$54,912
Plus: Write off of costs for acquisition not consummated (Non-GAAP)	1,145	--
Plus: Impairment of certain intangible asset (Non-GAAP)	1,197	--
Plus: Acquisition integration expenses (Non-GAAP)	--	3,933
Less: Reversal of acquired vacant facility reserves (Non-GAAP)	(1,575)	--
Less: Gain on sale of Orlando facility (Non-GAAP)	(1,110)	--
Less: Reserve reversal from lawsuit settlements Non-GAAP)	--	(6,871)
Operating income - Non-GAAP	$59,827	$51,974
Income from continuing operations before income taxes per GAAP	$51,253	$44,762
Plus: Write off of costs for acquisition not consummated (Non-GAAP)	1,145	--
Plus: Impairment of certain intangible assets (Non-GAAP)	1,197	--
Plus: Acquisition integration and restructuring expenses (Non-GAAP)	--	3,933
Less: Reversal of acquired vacant facility reserves (Non-GAAP)	(1,575)	--
Less: Gain on sale of Orlando facility (Non-GAAP)	(1,110)	--
Less: Reserve reversal from lawsuit settlements (Non-GAAP)	--	(6,871)
Income from continuing operations- Non-GAAP	50,910	41,824
Estimated tax effect of Non-GAAP items	21,535	16,646
Less: foreign income tax valuation allowances (Non-GAAP)	(499)	(446)
Income tax provision-Non-GAAP	21,036	16,200
Income from continuing operations- Non-GAAP	$29,874	$25,625

Weighted average number of common and common stock equivalent shares outstanding (GAAP)	27,701	27,395

Earnings per fully diluted share from continuing operations- Non-GAAP	$1.08	$0.94
Less: Write off of costs of acquisition not consummated per fully diluted share (Non-GAAP)	(0.03)	--
Less: Impairment of customer relationship intangible asset per fully diluted share (Non-GAAP)	(0.03)	--
Less: Tax adjustments and reserves (Non-GAAP)	(0.02)	(0.02)
Less: Acquisition integration and restructuring expenses per fully diluted share (Non-GAAP)		(0.09)
Plus: Reversal of acquired vacant facility reserve per fully diluted share (Non-GAAP)	0.04	--
Plus: Gain on sale of Orlando facility per fully diluted share (Non-GAAP)	0.03	--
Plus: Reserve reversal from lawsuit settlements and other related adjustments after tax per fully diluted share (Non-GAAP)	--	0.15

Earnings per fully diluted share from continuing operations per GAAP	$1.07	$0.98

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